Exhibit 99.1

Contact:

Ami Knoefler

Corporate & Investor Relations

(510) 284-8851 or (510) 676-5171

PDL BIOPHARMA ANNOUNCES INTERNAL CEO INVESTIGATION FOUND NO CREDIBLE

EVIDENCE OF IMPROPER PERSONAL CONDUCT OR BREACH OF FIDUCIARY DUTY

     Despite outcome, CEO Mark McDade to resign for personal reasons

Fremont, Calif., August 20, 2007 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today announced that a three-month internal investigation of the company’s chief executive officer (CEO), Mark McDade, found no credible evidence of improper personal conduct or breach of fiduciary duty by McDade to corroborate the various allegations investigated. The company also announced that McDade, following the investigation and due to the personal toll created by the unsubstantiated rumors and related investigation, has decided to step down as CEO and a member of the board by the end of 2007. The company’s board of directors will initiate a CEO search immediately and has formed a committee of independent directors to conduct the search. Separately, the board continues its ongoing corporate strategic review, which has been aided by Merrill Lynch & Co., and anticipates providing an update in the future.

The Audit Committee of the board conducted an extensive independent investigation of a number of allegations that have been made publicly regarding McDade, primarily focused on allegations published in filings with the Securities and Exchange Commission by one of PDL’s stockholders. The Audit Committee engaged two independent law firms to assist in conducting the investigation, which included interviews with dozens of individuals inside and outside PDL, as well as the comprehensive review of email communications and other documents. Among the findings, the investigation determined that there was no credible evidence of a conflict of interest relating to an alleged relationship between McDade and another officer of the company, that there was no breach of a fiduciary duty by McDade with respect to an alleged offer or purported indication of serious interest from a pharmaceutical company to acquire PDL, and that McDade did not improperly withhold information from the board with respect to this alleged offer or indication of interest. Specific to this allegation, the evidence supported a conclusion that no such offer was ever made, at any price, by the named pharmaceutical company. In addition, the Audit Committee determined there was no reasonable basis for conducting an investigation of other allegations, including allegations of financial mismanagement with respect to a facilities lease, a transaction that previously had been reviewed and approved by the board.

“The allegations and public innuendo have been damaging to PDL, to PDL board members and employees, and to me personally,” said McDade. “This extensive independent investigation should put these allegations to rest. However, given the personal and professional toll, I have decided to step down as CEO of PDL, and as a member of the board, by the end of this year. In the meantime, I will focus my efforts on assisting PDL’s board and management in completing the corporate strategic review we have been conducting over the past few months with outside advisors, and aiding in its initial implementation. Prior to my departure, I also plan to fully support the board to enable a smooth transition to a new CEO. Beyond that, I hope to have more time to devote to my family while I consider future pursuits.”

“Under Mark’s leadership, PDL has built significant stockholder value, growing revenues ten-fold while evolving the company into a diversified business with core strength in novel antibody research and development,” said Chairman of the Board L. Patrick Gage, Ph.D. “We are pleased that Mark has agreed to remain in the near-term as we commence a search for his replacement. I look forward to working with him and the broader management team to ensure a rapid and smooth transition that positions PDL for its next phase of growth and maximizes stockholder value.”

To assist during the transition period until the appointment of a new CEO, Dr. Gage will assume the role of executive chairman, taking on an executive leadership role at the company and working with the management team on behalf of the board. In carrying out this role, Dr. Gage will consult regularly with the board and with individual board members on matters based on their specific areas of functional expertise.

Dr. Gage brings more than three decades of research, development, manufacturing and general management experience in the biopharmaceutical industry, including various positions in research management during his more than 18 years with Roche and general management with Genetics Institute and Wyeth. He has served on PDL’s board since early 2003.

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. For more information, please visit www.pdl.com.

Forward-looking Statements

The information in this press release should be considered accurate only as of the date of this press release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release contains “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL has made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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